EXHIBIT 2.1

Execution Copy

EQUITY PURCHASE AGREEMENT

Between

CRUCIAL INNOVATIONS CORP. AND MERCANTILE GLOBAL HOLDINGS, INC.

THIS EQUITY PURCHASE AGREEMENT (the “Agreement”) dated December 31, 2020, is between CRUCIAL INNOVATIONS CORP., a Nevada corporation (“Buyer” or “CINV”) and MERCANTILE GLOBAL HOLDINGS INC, a Delaware Corporation (“Seller” or “MGH”). Buyer and Seller are referred to individually and jointly in this Agreement as a “Party” or “Parties”.

RECITALS:

WHEREAS Buyer desires to acquire 100% of the issued and outstanding shares of capital stock of MERCANTILE BANK INTERNATIONAL, CORP., a Puerto Rico corporation (“MBI”) and make MBI a 100% wholly owned subsidiary of Buyer;

WHEREAS MBI is 100% owned by Seller;

WHEREAS, Buyer has authorized capital stock of (i) 75,000,000 shares of $0.0001 par value common stock; and (ii) at the time of closing, the Buyer will have 32,417,002 shares of issued and outstanding common stock. The shares of common stock of the Buyer are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) under the CIK 0001766016 (OTC Symbol: CINV) and, upon the Closing (as defined below), the Buyer will issue the preferred shares as outlined in this Agreement;

WHEREAS, MGH desires to sell, and Buyer desires to purchase 100% of the ownership interests of MBI, contingent upon the terms and subject to the conditions set forth in this Agreement; and,

WHEREAS, it is the intention of the Parties that: (i) the issuance and exchange of the respective shares of the Parties under this Agreement shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) that said exchange shall qualify as a transaction in “securities” exempt from registration or qualification under the United States Securities Act of 1933, as amended and in effect on the Closing of this Agreement (the “Securities Act”).

NOW, THEREFORE, the Parties agree as follows.

ARTICLE 1

PURCHASE AND SALE OF EQUITY

1.1.	Sale of Ownership Interest. MGH hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date (as defined below), free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, 100% of the duly and validly issued and outstanding shares of capital stock of MBI.

1.2.	Purchase Price. MGH as seller of 100 % of MBI’s stock will receive 27,554,452 shares of CINV common stock at Closing representing eighty-five (85%) of CINV’s total issued and outstanding Common Shares. These shares will be issued directly by CINV. Additionally, CINV will pay to MBI $ 500,000 upon the Closing of the Agreement (see section 1.6 for the definition of closing).

1.3.	Parent and Subsidiary. After the Closing, MBI will be a 100% wholly owned subsidiary of CINV and CINV will be eighty five percent (85%) owned by MGH.

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1.4.	Up-listing to NASDAQ. CINV will periodically review the financials of MBI with the plan to “up-list” CINV to NASDAQ as soon as feasible. Prior to or as part of up-listing to NASDAQ, CINV and MGH will seek to merge MBI and CINV and will also apply for a name change to Mercantile Fintech Holdings and a symbol change to an available and relevant symbol.

1.5.	Officers of CINV. Laura De Leon Castro will remain Chief Executive and sole officer and director of CINV following execution of this Agreement until Closing or such later time as determined by MGH. After the Closing, the Parties shall cause Mr. J. Robert Collins, Jr. to be designated as Chairman of the Board of Directors of CINV and Chief Executive Officer.

1.6.	Closing. The closing date of this Agreement (the “Closing”) will take place within thirty (30) days after the execution of this Agreement by the Parties or such later date as agreed by the Parties. The Closing shall be subject to the closing conditions set forth in this Agreement, including, but not limited to, the approval of the relevant governmental authorities such as the Office of the Commissioner of Financial Institutions of Puerto Rico.

1.7.	Funding of MBI. CINV and MGH will work together to raise additional funding with CINV undertaking $20,000,000 private securities offering after execution of this Agreement.

1.8.	Operations of Subsidiary. The Parties acknowledge and agree that MBI will continue to operate as an independent entity and its current management – provided by MGH – will remain in place.

1.9.	CINV Debt. All debts and liabilities presently owed by CINV shall remain its sole responsibility as well as any debts and liabilities incurred after the execution of this Agreement.

1.10.	Assets and Liabilities. All assets and liabilities presently owned by the Parties shall always remain their respective assets and liabilities without claim by the other Party.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF MGH

To induce Buyer to enter into this Agreement, MGH represents and warrants to Buyer as follows:

2.1.	Organization and Capitalization of MBI. MBI was incorporated in the Commonwealth of Puerto Rico and at the time of the Closing will be a legal corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Puerto Rico with the necessary corporate power to own properties and carry on a business and duly qualified to do business and in good standing in the jurisdictions where qualification is required. This transaction includes the delivery of 100% ownership of MBI. There are no outstanding warrants, options, preemptive rights, or other rights to purchase or acquire any of MBI ‘s equity or ownership interests. No securities, liens, or liabilities of MBI are either directly convertible into or exchangeable for equity or ownership interests of MBI, and there are no equity or similar rights based on the book value or any other attribute of any equity of MBI.

2.2.	Subsidiaries. MBI does not have any subsidiaries or own any securities issued by any other business organization or governmental authority except as otherwise disclosed to Buyer. MBI is the sole owner of Mach 4 Nano, LLC, a Delaware limited liability company that as of the date of this Agreement has no assets or liabilities nor any business activity.

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2.3.	Title to Properties; Condition of Properties. MBI has good and marketable title to all of the assets listed on its Balance Sheet. All assets necessary for the continued operation of MBI ‘s business as it is currently being conducted and as it has been conducted since its inception are owned by MBI or subject to valid leasehold interests.

2.4.	Absence of Undisclosed Liabilities. MBI has no liabilities of any nature, whether accrued, absolute or contingent, other than and to the extent reflected or reserved against on the Balance Sheet and liabilities incurred in the ordinary course of business since the date of the Balance Sheet. There are no agreements, judgments, decrees, orders or, to the best knowledge of MGH, any facts which materially affect, or may in the future (as far as can now be reasonably foreseen) materially affect, the business, properties, operations, or condition of MBI which have not been specifically disclosed to Buyer.

2.5.	Conduct of Business in the Ordinary Course. MBI has conducted its businesses since its inception only in the usual and ordinary course consistent with past practice and since such date MBI has not (i) sold or transferred any of its assets, except inventory in the ordinary course of business; (ii) changed any method of accounting or accounting practice; (iii) increased or promised to increase the compensation payable to any employee; (iv) made any direct or indirect payments, dividends, distributions, sales or transfers of assets, other than in the ordinary course of business, to any officer, director, shareholder or employee of MBI or any of their affiliates; (v) changed its equity or other ownership interest in MBI ; or (vi) suffered any damage or casualty to its assets.

2.6.	Patents, Trade Names, Trademarks and Copyrights. MBI owns and/or has the right to use, free and clear of any claims or rights of others all patents, trademarks, service marks, trade names, recipes, trade secrets and customer lists which it is using. All debts and liabilities presently owed by MBI relating to patents, trademarks, service marks, trade names, lab manuals, know-how, unpatented technology, trade secrets and customer lists shall remain MGH’s sole responsibility as well as any debts and liabilities incurred after the execution hereof.

2.7.	Contracts. Except for contracts, commitments, plans, agreements, and licenses disclosed to Buyer, MBI is not a party to or subject to:

2.7.1.	any contract containing covenants limiting MBI ‘s freedom to compete in any line of business or with any person or entity.

2.7.2.	any contract or agreement with any present or former officer, director, or shareholder of MBI or with any persons or organizations controlled by or affiliated with any of them; or

2.7.3.	any other material contract not entered in the ordinary course of business.

2.7.4.	All contracts are in full force and effect and have not been amended, extended, or otherwise modified.

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2.8.	Litigation. There are no legal, administrative, arbitration or other proceeding or governmental investigations pending or, to the best knowledge of MBI, threatened against MBI.

2.9.	Compliance with Laws. MBI has not violated, and is not violating, any laws, regulations or permits which apply to the conduct of its business, the failure with which to comply would have a material adverse effect on MBI.

2.10.	Permits. MBI holds or can attain all licenses, permits and franchises which are required to permit it to conduct their respective businesses.

2.11.	Transactions with Interested Persons. No officer or director of MBI directly or indirectly owns any material interest in, or serves as an officer or director of, any customer, competitor, or supplier of MBI, or any organization which has a material contract or arrangement with MBI.

2.12.	Financial Statements. MBI is a private corporation organized in 2018 and has audited financial statements for calendar year end 2019 which was its first year in operations. On or before the Closing, copies of MBI’s books and records will be provided to CINV and it shall include an officer’s certification that they are true and correct.

2.13.	Authority of MGH. MGH represents and warrants to Buyer that the signatories on this Agreement have full and unrestricted legal right, power, and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to Buyer valid, lawful and marketable title to all ownership interests to be sold, assigned and transferred by MGH to Buyer pursuant to this Agreement. MGH represents that neither the execution and delivery of this Agreement nor any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to MBI or any of its assets, property or business, provided, however, that the approval of the transactions contemplated in this Agreement require the prior written consent of the Office of the Commissioner of Financial Institutions of Puerto Rico and the prior written consent of certain shareholders and creditors of MGH.

2.14.	Title. Upon delivery to Buyer of certificates representing all MGH’s equity interests in MBI at Closing, Buyer will acquire lawful, valid, and marketable title to such 100% ownership of MBI, free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

2.15.	Prohibitions of Transactions. MGH represents and warrants to Buyer that it is not presently a party to nor subject to nor bound by any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement other than as disclosed to Buyer.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to MGH as follows:

3.1.	Approval. Buyer has all necessary corporate power and is duly authorized to purchase, acquire, and accept the shares of MBI as specified in this Agreement. Buyer has taken all action required to authorize and approve the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

3.2.	Organization of Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and it has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required. All actions taken by the incorporators, directors, and stockholders of corporation have been valid and in accordance with the laws of the State of Nevada. The corporation was organized in the State of Nevada in 2018 under the name Crucial Innovations Corp.

3.3.	Capitalization of Buyer. The total current capitalization CINV consists of Seventy-Five Million (75,000,000) authorized shares of Common Stock, of which Thirty-Two Million Four Hundred Seventeen Thousand and Two (32,417,002) shares are outstanding. For the purposes of effecting the terms of this Agreement, certain shareholders of CINV transfer and deliver to MGH 27,554,452 Common Shares equal to 85% of the total issued and outstanding shares of CINV as of the closing date. This will ensure that MGH, who currently hold 100% of MBI , post-closing will hold 85 % and public shareholders collectively will own 15% of MBI , Therefore regulatory approval will be able to be obtained in 60 days or less from execution of the agreement as the rule is that new shareholders holding more than ten percent require regulatory approval that can be a lengthy process, the transaction is designed to avoid the need for such approval and vetting of new shareholders by limiting the shareholding of new shareholders (any single Ultimate Beneficial Owner) to 10% and MGH maintaining 85% Control of MBI Via its 85% Shareholding in CINV Post closing.

3.4.	Subsidiaries. Buyer does not have any subsidiaries or own any securities issued by any other business organization or governmental authority.

3.5.	Title to Properties; Condition of Properties. Buyer has good and marketable title to all of the assets listed on its Balance Sheet. All assets necessary for the continued operation of Buyer’s business as it is currently being conducted and as it has been conducted since its inception are owned by Buyer or subject to valid leasehold interests.

3.6.	Absence of Undisclosed Liabilities. Buyer has no liabilities of any nature, whether accrued, absolute or contingent, other than and to the extent reflected or reserved against on the Balance Sheet and liabilities incurred in the ordinary course of business since the date of the Balance Sheet. There are no agreements, judgments, decrees, orders or, to the best knowledge of Buyer, any facts which materially affect, or may in the future (as far as can now be reasonably foreseen) materially affect, the business, properties, operations or condition of Buyer which have not been specifically disclosed in this Agreement.

3.7.	Conduct of Business in the Ordinary Course. Buyer has conducted its businesses since its inception only in the usual and ordinary course consistent with past practice. And since such date Buyer has not (i) sold or transferred any of its assets, except inventory in the ordinary course of business; (ii) changed any method of accounting or accounting practice; (iii) increased or promised to increase the compensation payable to any employee; (iv) made any direct or indirect payments, dividends, distributions, sales or transfers of assets, other than normal compensation, to any officer, director, shareholder or employee of Buyer or any of their affiliates; (v) changed its equity or other ownership interest in Buyer; or (vi) suffered any damage or casualty to its assets.

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3.8.	Litigation. There are no legal, administrative, arbitration or other proceeding or governmental investigations pending or, to the best knowledge of Buyer, threatened against Buyer.

3.9.	Compliance with Laws. Buyer has not violated, and is not violating, any laws, regulations or permits which apply to the conduct of its business, the failure with which to comply would have a material adverse effect on Buyer.

3.10.	Permits. Buyer holds or can attain all licenses, permits and franchises which are required to permit it to conduct their respective businesses.

3.11.	Transactions with Interested Persons. No officer or director of Buyer directly or indirectly owns any material interest in, or serves as an officer or director of, any customer, competitor or supplier of Buyer, or any organization which has a material contract or arrangement with Buyer.

3.12.	Financial Statements. MBI is a private corporation organized in 2018 and has audited financial statements for calendar year end 2019 which was its first year in operations. On or before the Closing, copies of MBI’s books and records will be provided to CINV and it shall include an officer’s certification that they are true and correct.

3.13.	Authority of Buyer. Buyer represents and warrants to MGH that the signatories on this Agreement have full and unrestricted legal right, power and authority to enter into this Agreement. Buyer represents that neither the execution and delivery of this Agreement nor any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to Buyer or any of its assets, property or business.

3.14.	Title. Upon delivery to MGH of certificates representing CINV shares at Closing, MGH will acquire lawful, valid and marketable title to 90% ownership of CINV, free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, as provided in this Agreement.

3.15.	Prohibitions of Transactions. Buyer represents and warrants to MGH that it is not presently a party to nor subject to nor bound by any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement other than as disclosed to MGH.

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ARTICLE 4

CLOSING DOCUMENTS

4.1.	Deliveries of MGH. At Closing, MGH shall deliver to Buyer, full right and title to 100% of the issued and outstanding shares of equity of MBI.

4.2.	Deliveries of CINV. At Closing, CINV shall deliver to Seller, full right and title to the CINV shares that will equal a Eighty Five percent (85%) ownership interest in CINV.

4.3.	Closing Conditions. The Parties’ obligations under this Agreement are subject to:

4.3.1.	The approval of the Office of the Commissioner of Financial Institutions of the sale, assignment and transfer of the MBI shares of Common Stock contemplated by this Agreement.

4.3.2.	The approval of MBI’s Board of Directors, MBI’s shareholders, MGH’s Board of Directors, MGH Creditors and of MGH’s shareholders.

4.3.3.	Compliance with all obligations under this Agreement that need to be performed on or prior to the Closing.

4.4.	Delivery of Certain Documents by Buyer.

4.4.1.	Financial Statements. Reviewed (unaudited) financial statements for the period ended December 31, 2020 and audited financial statements of the Buyer for the fiscal years ended December 31, 2019 and 2018, including, but not limited to, balance sheets and profit and loss statements, prepared in accordance with United States generally accepted accounting principles and which fairly present the financial condition of the Buyer at the date or dates thereof.

4.4.2.	Property. An accurate list and description of all property, real or personal, owned by the Buyer, of a value equal to or greater than $1,000.00.

4.4.3.	Liens and Liabilities. A complete and accurate list of all material liens, encumbrances, easements, security interests or similar interests in or on any of the assets of the Buyer. A complete and accurate list of all debts, liabilities and obligations of the Buyer incurred or owing as of the date of this Agreement.

4.4.4.	Leases and Contracts. A complete and accurate list describing all material terms of each lease (whether of real or personal property) and each contract, promissory note, mortgage, license, franchise, or other written agreement to which the Buyer is a party which involves or can reasonably be expected to involve aggregate future payments or receipts by the Buyer (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) of $1,000 or more annually during the twelve-month period ended December 31, 2020, and the 12-month period ended December 31, 2019, or any consecutive twelve-month period thereafter, except any of said instruments which terminate or are cancelable without penalty during such period.

4.4.5.	Loan Agreements and Debt Notes. Complete and accurate copies of all loan agreements and other documents with respect to obligations of the Buyer for the repayment of borrowed money which are still outstanding.

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4.4.6.	Consents Required. A complete list of all agreements wherein consent to the transaction herein contemplated is required to avoid default thereunder; or where notice of such transaction is required at or subsequent to the Closing, or where consent to an acquisition, consolidation or sale of all or substantially all of the assets is required to avoid a default thereunder.

4.4.7.	Articles and Bylaws. Complete and accurate copies of the Certificate and Articles of Incorporation and Bylaws of the Buyer, together with all amendments thereto to the date hereof.

4.4.8.	Shareholders. A complete list of all persons or entities holding capital stock of the Buyer or any rights to subscribe for, acquire or receive shares of the capital stock of the Buyer (whether warrants, calls, options, or conversion rights), including copies of all stock option plans whether qualified or nonqualified, and other similar agreements.

4.4.9.	Officers and Directors. A complete and current list of all Officers and Directors of the Buyer.

4.4.10.	Salaries. A complete and accurate list (in all material respects) of the names and the current salary rate for each recent employee of the Buyer who received $1,000 or more in aggregate compensation from the Buyer, whether in salary, bonus or otherwise, during the twelve-month period ended December 31, 2020, and the fiscal years ended December 31, 2019, and 2018, or who is presently to receive from the Buyer a salary in excess of $1,000 during the fiscal year ending December 31, 2020, or any subsequent 12-month period thereafter, including in each case the amount of compensation received or to be received, along with the hourly rates of all other employees listed.

4.4.11.	Litigation. A complete and accurate list (in all material respects) of all material civil, criminal, administrative, arbitration or other such proceedings or investigations (including without limitations unfair labor practice matters, labor organization activities, environmental matters and civil rights violations) pending or, to the knowledge of the Buyer, threatened, which may materially and adversely affect the Buyer.

4.4.12.	Tax Returns. Accurate copies of all United States Federal and State tax returns or other filings for the Buyer for the 2020, 2019 and 2018 fiscal years.

4.4.13.	Agency Reports. Copies or access to all material reports or filings and a list of the categories of reports or filings made on a regular basis, made by the Buyer under the Exchange Act, ERISA, EEOC, and all other governmental agencies (federal, state or local) during the period ended December 31, 2020, and the fiscal years ended December 31, 2019, and 2018.

4.4.14.	Banks. A true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which, the Buyer has an account or safe deposit box, and (2) the names and addresses of all signatories.

4.4.15.	Jurisdictions Where Qualified. A list of all jurisdictions wherein the Buyer is qualified to do business and is in good standing.

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4.4.16.	Subsidiaries. A complete list of all subsidiaries of the Buyer. The term “Subsidiary” or “Subsidiaries” shall include corporations, unincorporated associations, partnerships, joint ventures or similar entities in which the Buyer has an interest, direct or indirect.

4.4.17.	Union Matters. An accurate list and description (in all material respects) of all union contracts and collective bargaining agreements of the Buyer, if any.

4.4.18.	Employee and Consultant Contracts. A complete and accurate list of all employee and consultant contracts which the Buyer may have, other than those listed in the Annex on Union Matters.

4.4.19.	Employee Benefit Plans. Complete and accurate copies of all salary, stock options, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of the Buyer in effect on the date hereof or to become effective after the date thereof, together with copies of any determination letters issued by the United States Internal Revenue Service with respect thereto.

4.4.20.	Insurance Policies. A complete and accurate list (in all material respects) and a description of all material insurance policies naming the Buyer as an insured or beneficiary or as a loss payable payee or for which the Buyer has paid all or part of the premium in force on the date hereof, specifying any notice or other information possessed by the Buyer regarding possible claims thereunder, cancellation thereof or premium increases thereon, including any policies now in effect naming the Buyer as beneficiary covering the business activities of the Buyer.

4.4.21.	Licenses and Permits. A complete list of all licenses permits and other authorizations of the Buyer.

ARTICLE 5

COVENANTS

5.1.	Exclusivity. From the date of execution of this Agreement and during an exclusivity period that shall expire on the later of: (i) twelve (12) months from the date of this Agreement or (ii) the date on which the parties mutually agree to terminate the transactions contemplated under this Agreement, the Buyer agrees to discontinue any negotiations regarding the acquisition of a business that would cause or require Buyer to issue shares of CINV to the Seller.

5.2.	Amendment to Corporate Charter. CINV covenants to amend and restate its corporate charter and any other applicable documents on or before the Closing Date in order to create a class or series of “super voting” preferred stock (i.e., each preferred sharing having 1000 votes) with similar rights as MGH Class B Common Stock that will be issued to MGH (85%) and to the CINV Shareholders (15%) on a pro-rata basis to the shareholdings on the closing date.

5.3.	Conduct of Business Until Closing.

5.4.	During the period from the date of this Agreement until the date of the Closing, the Parties shall each:

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5.4.1.	Conduct their operations in the ordinary course of business, including but not limited to, paying all obligations as they mature, complying with all applicable tax laws, filing all tax returns required to be filed and paying all taxes due.

5.4.2.	Maintain their records and books of account in a manner that fairly and correctly reflects its income, expenses, assets and liabilities.

5.5.	Inspection Rights. During the period from the date of this Agreement to the Closing Date, the Parties agree to use their best efforts to give the other Party, including its representatives and agents, full access to the premises, books and records of each of the Parties, and to furnish the other with such financial and operating data and other information including, but not limited to, copies of all legal documents and instruments referred to in this Agreement, with respect to the business and properties of the Parties or otherwise as may be necessary for the completion of the transactions contemplated hereby, as the case may be, as the other shall from time to time request; provided, however, if there are any such investigations: (1) they shall be conducted in such manner as not to unreasonably interfere with the operation of the business of the other Parties and (2) such right of inspection shall not affect in any way whatsoever any of the representations or warranties given by the respective Parties hereunder. In the event of termination of this Agreement, the Parties will each return to the other all documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated hereby, and will take such other steps necessary to protect the confidentiality of such materials.

5.6.	Covenant of Further Assurance. The Parties covenant and agree that they shall, from time to time, execute and deliver or cause to be executed and delivered all such further instruments, and shall take or cause to be taken such further or other actions as the other Party or Parties to this Agreement may reasonably deem necessary in order to carry out the purposes and intent of this Agreement.

ARTICLE 6

INDEMNIFICATION

6.1.	Mutual Indemnification: Each Party agrees to indemnify (an “Indemnifying Party”), defend and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, losses, demands, actions, damages, liabilities, obligations, fines, proceedings, deficiencies, expenses (including reasonable attorney fees) or assertions of any kind arising out of or in any way connected with (a) any alleged act, failure to act, omission, or misrepresentation by the Indemnifying Party, its officers, directors, employees or agents; or (b) any material breach by the Indemnifying Party of any of the terms, conditions, covenants, warranties or representations contained in this Agreement, or in any other instrument executed by the Indemnifying Party in connection with this Agreement.

6.2.	Indemnification of Directors and Officers. For at least five (5) years after the Closing Date, CINV shall maintain in effect the current provisions regarding the indemnification of officers and directors of CINV as well as officers and directors of MBI contained in its Certificate of Incorporation and Bylaws; provided, however, CINV may adopt new indemnification provisions no less favorable than the current provisions as to the persons who served as directors and officers of CINV and MBI prior to the Closing Date.

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ARTICLE 7

MISCELLANEOUS

7.1.	Default. In the event of default of any provision of this Agreement by one party, the other party shall give written notice to the defaulting party and the defaulting party shall have fifteen (15) business days to cure such default. If the default remains uncured after fifteen (15) business days from the date of notice of the default, the non-defaulting party may elect, at its option to (i) terminate this Agreement with each party returning to its position prior to the Closing Date and/or (ii) seek all other legal and/or equitable remedies.

7.2.	Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Buyer or MGH in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby.

7.3.	Governing Law. Each of the provisions of this Agreement shall be enforceable independent of any other provision and independent of any other claim or cause of action. In the event of any dispute arising under the terms of this Agreement, the Parties hereto agree that the jurisdiction shall remain with the State of New York and the laws thereof will govern its interpretation, validity, and effect of this Agreement without regard to the place of its execution or place of performance. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be determined through arbitration administered pursuant to the rules of the American Arbitration Association and the judgment on the award rendered therein may be entered in any court having jurisdiction thereof. Each party shall initially be responsible for its own attorney fees, costs, and expenses of arbitration. The Arbitrator may include, in the award, an assessment of expenses of arbitration and the costs thereof with an award of reasonable attorney fees to the prevailing party.

7.4.	Failure to Comply with Section 368 IRS Tax Code: In the event that this Agreement fails to meet the requirements of Section 368 of the Internal Revenue Code pertaining to a tax-free transaction, the Parties agree to modify or change portions of this Agreement in order to comply with the requirements of Section 368.

7.5.	Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This Agreement supersedes all prior agreements and undertakings between the Parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

7.6.	Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

7.7.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

7.8.	Section Headings. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof.

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7.9.	Counterparts. This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by each of the Parties.

7.10.	Waiver. Waiver by any party hereunder of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

7.11.	Non-exclusivity. The rights, remedies, powers, and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

7.12.	Notices. All notices, requests, consents and other communications required or permitted hereunder must be in writing and must be personally delivered, emailed, mailed first-class postage prepaid, registered or certified mail, or delivered by a nationally recognized overnight courier to the address listed below or to such other address as MGH or CINV may specify to the other by written notice, and such notices and other communications will be treated as being effective or having been given when delivered, if personally delivered, or when received, if sent by mail.

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Execution Copy

If to Mercantile Global Holdings, Inc.:

Name: J. Robert Collins, Jr., CEO

Address: 644 Fernandez Juncos Ave. 3rd Floor,

Suite 29, San Juan, Puerto Rico 00907

Email: ___________________________

With a Copy to

R. Rene Carson, Chief Legal Officer

Email: ___________________________

and

Yarot Lafontaine, General Counsel of MBI

Email: ___________________________

If to Crucial Innovations Corp: Name: Laura De Leon Castro ADDRESS: ______________________ _______________________________ EMAIL: _________________________

THIS AGREEMENT MAY HAVE AMENDMENTS AFTER REVIEW BY LEGAL COUNSEL OF BOTH PARTIES AND IF THEY ARE MUTUALLY AGREED UPON BY BOTH PARTIES.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto on the day and year first above written.

CRUCIAL INNOVATIONS CORP.

By: /s/ Laura De Leon Castro

Name: Laura De Leon Castro

Title: CEO

Date: December 31, 2020

MERCANTILE GLOBAL HOLDINGS INC:

By: /s/ J. Robert Collins, Jr.

Name: J. Robert Collins, Jr.

Title: CEO

Date: December 31, 2020

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